EXHIBIT 99.1
Aqua America, Inc.
Selected Consolidated Financial Data (Unaudited)
(In thousands, except per share amounts)
     The following table sets forth selected consolidated financial data for the periods and as of the dates indicated. We derived the selected consolidated financial data as of and for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 from our audited consolidated financial statements and related notes thereto. We derived the selected consolidated financial data as of and for the nine months ended September 30, 2005 and 2004 from our unaudited consolidated financial statements and related notes thereto. The unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the interim periods presented. On August 2, 2005, our Board of Directors declared a 4-for-3 common stock split (the “Stock Split”) effected in the form of a 33 1/3% stock distribution for all common shares outstanding, to shareholders of record on November 17, 2005. The new shares were distributed on December 1, 2005. The per share data set forth in the following table gives effect to the Stock Split retrospectively for all periods presented.
     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto previously filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 (File No. 001-6659). Historical results are not necessarily indicative of results to be expected in any future period.

	Nine Months
	Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Operating revenues	$373,871	$326,597	$442,039	$367,233	$322,028	$307,280	$274,014
Net income available to common stock	69,006	57,533	80,007	70,785	67,154	60,005	52,784
Basic net income per common share	0.54	0.46	0.64	0.60	0.59	0.53	0.49
Diluted net income per common share	0.53	0.46	0.64	0.59	0.58	0.52	0.48
Cash dividends paid per common share	0.29	0.27	0.37	0.34	0.32	0.30	0.28
Balance sheet data:
Total assets (1)	$2,511,511	$2,298,783	$2,352,190	$2,069,736	$1,717,069	$1,555,108	$1,413,723
Long-term debt, including current portion	878,828	813,370	834,656	736,052	617,175	531,455	472,712

(1)	Certain prior year amounts have been reclassified to conform with current year’s presentation.